March 14, 2007

Paul Galleberg
2721 Via Elevado
Palos Verdes Estates, CA 90274

Dear Paul:

The purpose of this letter is to document the Allegro Biodiesel Corporation (the “Company”) Board of Director’s (the “Board’s”) agreement with you regarding your continued Board service following the engagement of PV Asset Management, LLC (“PVAM”), of which you are a principal, pursuant to the services agreement by and between PVAM and Allegro Biodiesel Corporation (the “Company”), dated as of February 5, 2007 (the “Services Agreement”).

During the time PVAM is engaged by the Company under the Services Agreement, you will continue to serve as a director of the Company and continue to vest in the stock options previously awarded to you as an independent director. You, however, will not receive any cash fees for services as an independent director (as provided for in the Company’s 2006 Incentive Compensation Plan, as amended) for the second or third calendar quarters of 2007 if the Services Agreement continues in force during such quarters. Notwithstanding the preceding sentence, the Company shall have the right to remove you from any position in the event that, by order of a court of competent jurisdiction, you are found directly liable for gross negligence or willful misconduct in connection with the provision of services under the Services Agreement.

If a Change of Control (as defined below) occurs after the date hereof with respect to the Company within six years of the later of (i) the termination of the term of the Services Agreement, as may be extended, or (ii) the date that you otherwise cease to serve as an officer or director of the Company (such later date, the “Termination Date”), then the Company shall purchase a “tail” directors and officers liability coverage policy that shall name you as additional named insured. The maximum coverage amount of such policy shall be appropriate for a Company of the type and size of the Company or the date the policy is purchased, but in any event, not less than $10 million. The term of the policy shall be not less than six years less the period of time lapsed since the Termination Date. “Change in Control” shall mean the first to occur of any of the following events:

(i) A transaction or series of transactions (other than an offering of equity securities by the Company) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;

(ii) During any twelve-month period, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in the immediately preceding or subsequent paragraph) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the twelve-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction that results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction.

If the terms of this letter agreement are acceptable to you, please return a signed copy to me at the Company’s headquarters at your earliest convenience.

Sincerely,

/s/ W. Bruce Comer III
W. Bruce Comer, III
Chief Executive Officer

Acknowledged and Agreed.

/s/ Paul Galleberg     Date: March 14, 2007
Paul Galleberg